Exhibit 21.1
Subsidiaries of Shiner International, Inc.*

Active Subsidiaries	Inactive Subsidiaries

Hainan Shiner Industrial Co., Ltd.	Hainan Shiny-day Color Printing Packaging Co., Ltd.

Zhuhai Huanuo Packaging Material Co., Ltd.	Hainan Modern Hi-Tech Industrial Co., Ltd.

Shanghai Juneng Functional Film Company, Ltd., a joint venture in which Shiner holds a 70% ownership interest

*	Except as otherwise set forth herein, all subsidiaries are organized and existing under the laws of the People's Republic of China and 100% owned by Shiner